Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

Booth #212

DataMirror Extends IBM’s iSeries for High Availability Server Offering

Special 50% Discount Available on DataMirror iCluster™ Software

COMMON FALL 2003, ORLANDO, FL – (September 8, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced a special iCluster pricing promotion through December 31st, 2003, in conjunction with IBM’s iSeries for High Availability Server offering – further enhancing protection against system outages and improving systems management capabilities for iSeries customers.

IBM’s iSeries for High Availability offering for Model 825, 870 and 890 servers requires customers to purchase a full function high availability software solution from a specified high availability vendor such as DataMirror.

As an IBM High Availability Business Partner, DataMirror is adding value to IBM’s iSeries for High Availability Server offering, providing companies with even more incentive to invest in high availability. DataMirror will offer customers a 50% discount on an iCluster software license for qualifying iSeries for High Availability Server Models 825, 870 and 890.

“The recent Blackout has once again put business continuity planning into perspective,” says    Nigel Stokes, CEO, DataMirror. “Our special resiliency offer gives medium and large-sized enterprises the opportunity to cost-effectively build a highly resilient, on demand computing environment that is protected from planned and unplanned downtime. By taking advantage of the complementary IBM and DataMirror offerings, companies can ensure that their iSeries systems will remain available, resilient and protected 24/7, while experiencing significant cost savings.”

Leading organizations worldwide that have implemented iCluster software for continuous iSeries resiliency include: Bemis Manufacturing, The Chamberlain Group, Inc., Debenhams, the French Navy (SAMAN), and Sky Courier.

Pricing and Terms

This promotion is available globally until December 31st, 2003. Only those customers who are eligible to receive IBM’s hardware discounts under the iSeries for High Availability Server offering may qualify to receive a discount on DataMirror iCluster software. For more information on DataMirror’s iCluster pricing promotion, contact a DataMirror representative at 905-415-0310 (toll free 1-800-362-5955). For more information on IBM’s iSeries for High Availability Server offering, visit IBM’s web site at:  http://www-1.ibm.com/servers/eserver/iseries/hardware/is4ha.

About DataMirror iCluster

DataMirror iCluster is a single integrated solution for highly available and resilient business operations in clustered iSeries environments. iCluster can detect primary system failure and invoke operational switching for continuous availability and 100% cluster-enabled resiliency. It captures iSeries objects and database transactions from primary systems and mirrors them in real-time to one or more recovery iSeries systems. iCluster supports IBM’s ClusterProven™ standard for application resiliency. iCluster also provides high availability support for both EMC Symmetrix® and IBM Enterprise Storage Server™ (ESS) systems.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, iCluster, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. ClusterProven, iSeries and Enterprise Storage Server are trademarks of International Business Machines Corporation. EMC and Symmetrix are trademarks or registered trademarks of EMC Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.